Exhibit 99.1

Mesa Labs Reports Record Second Quarter Revenues and Net Income

Lakewood, Colorado, November 3, 2014 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (we, us, our, “Mesa” or the “Company”) today reported record revenues and net income for the second quarter ended September 30, 2014.

Highlights:

●	Revenues for the second quarter increased 46 percent to $18,540,000 as compared to the same quarter last year
●	Revenues for the six months ended September 30, 2014 increased 46 percent to $34,940,000 as compared to the same period last year
●	Net income for the second quarter increased 58 percent to $3,060,000 as compared to the same quarter last year
●	Non-GAAP adjusted net income for the second quarter increased 62 percent to $3,785,000[1]as compared to the same quarter last year

Revenues for the second quarter increased 46 percent to $18,540,000 as compared to $12,676,000 for the same quarter last year. Net income for the second quarter increased 58 percent to $3,060,000 or $0.84 per diluted share of common stock as compared to $1,932,000 or $0.54 per diluted share of common stock for the same quarter last year. Net income for the second quarter last year was impacted by a net $638,000 (before tax) of unusual items, comprised of a $1,106,000 expense for uncollected sales tax liabilities which was partially offset by a gain of $468,000 related to the sale of the Nusonics product line. The net impact of these unusual items (after tax) reduced our net income per diluted share of common stock by $0.12 for the second quarter last year.

Revenues for the six months ended September 30, 2014 increased 46 percent to $34,940,000 as compared to $23,894,000 for the same period last year. Net income for the six months ended September 30, 2014 increased 30 percent to $4,941,000 or $1.35 per diluted share of common stock as compared to $3,792,000 or $1.06 per diluted share of common stock for the same period last year. Net income for the six months ended September 30, 2013 was impacted by the same second quarter unusual items noted above. The net impact of these unusual items (after tax) reduced our net income per diluted share of common stock by $0.11 for the six months ended September 30, 2013.

On a non-GAAP basis, adjusted net income (which excludes the non-cash impact of amortization of intangible assets, net of tax) for the second quarter increased 62 percent to $3,785,000 or $1.04 per diluted share of common stock as compared to $2,337,000 or $0.65 per diluted share of common stock for the same quarter last year. Adjusted net income for the six months ended September 30, 2014 increased 40 percent to $6,395,000 or $1.75 per diluted share of common stock as compared to $4,574,000 or $1.28 per diluted share of common stock for the same period last year. Adjusted net income for the second quarter and the six months ended September 30, 2013 was impacted by the same second quarter unusual items noted above.

“Mesa posted excellent financial results in the second quarter of fiscal year 2015,” said John J. Sullivan, President and Chief Executive Officer. “Not only were revenues 46% higher as compared to this quarter last year, they were also 13% higher than the previous record, which was set last quarter. This revenue growth was due not only to the acquisition of several businesses in the past 12 months, but we also achieved excellent organic growth of 9% for the first half of this fiscal year. It is extremely important that revenue growth also leads to improved earnings, and in this regard, results for the second quarter were very good. I am especially pleased that adjusted net income for the second quarter was 20% of revenues, which is a key target metric for Mesa, and exceeded $1.00 per diluted share. Continued integration of several of our past acquisitions contributed to achieving these profitability metrics for the second quarter. Additionally, continued revenue growth for our continuous monitoring business and achieving record revenues for some of our other product lines were key drivers of improved profitability.”

“Going forward, I am excited by Mesa’s prospects for continued expansion of our business,” continued John Sullivan. “This month we completed two additional acquisitions, a biological indicator (“BI”) business in California and our BI distributor in the U.K. While, combined, these acquisitions will add less than 5% to Mesa’s overall revenues, they will both contribute to improved profitability for the BI Division, and Mesa as a whole. I am very pleased with the momentum that we have achieved in the first half of the fiscal year and I am hopeful that it will continue through the second half.”

1 The non-GAAP measures of adjusted net income and adjusted net income per diluted share are defined to exclude the non-cash impact of amortization of intangible assets, net of tax. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

Financial Summary

Consolidated Condensed Statements of Income

(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended September 30,		Six Months Ended September 30,
	2014	2013	2014	2013
Revenues	$18,540	$12,676	$34,940	$23,894
Cost of revenues	7,417	5,076	14,112	9,497
Gross profit	11,123	7,600	20,828	14,397
Operating expenses	6,223	5,085	12,873	8,839
Operating income	4,900	2,515	7,955	5,558
Other (expense) income, net	(157)	423	(319)	395
Earnings before income taxes	4,743	2,938	7,636	5,953
Income taxes	1,683	1,006	2,695	2,161
Net income	$3,060	$1,932	$4,941	$3,792

Net income per share (basic)	$0.87	$0.57	$1.41	$1.11
Net income per share (diluted)	0.84	0.54	1.35	1.06

Weighted average common shares outstanding:
Basic	3,508	3,412	3,504	3,403
Diluted	3,640	3,592	3,648	3,568

Consolidated Condensed Balance Sheets

(Amounts in thousands)	September 30, 2014 (Unaudited)	March 31, 2014
Cash and cash equivalents	$3,657	$5,575
Other current assets	27,097	20,991
Total current assets	30,754	26,566
Property, plant and equipment, net	8,178	7,680
Other assets	73,168	63,283
Total assets	$112,100	$97,529

Liabilities	$42,501	$33,196
Stockholders’ equity	69,599	64,333
Total liabilities and stockholders’ equity	$112,100	$97,529

Reconciliation of Non-GAAP Measures
(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended September 30,		Six Months Ended September 30,
	2014	2013	2014	2013
Net income	$3,060	$1,932	$4,941	$3,792
Amortization of intangible assets, net of tax	725	405	1,454	782
Adjusted net income	$3,785	$2,337	$6,395	$4,574

Adjusted net income per share (basic)	$1.08	$0.68	$1.83	$1.34
Adjusted net income per share (diluted)	1.04	0.65	1.75	1.28

Weighted average common shares outstanding:
Basic	3,508	3,412	3,504	3,403
Diluted	3,640	3,592	3,648	3,568

The non-GAAP measures of adjusted net income and adjusted net income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets, net of tax. The tax effect is calculated using the average corporate rate for that period multiplied by the amortization. We believe that excluding these acquisition related expenses provides the ability to understand the benefits of acquisitions based on their cash return.

We provide non-GAAP adjusted net income and non-GAAP adjusted net income per share amounts in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results.

Our management recognizes that items such as amortization of intangible assets can have a material impact on our net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely upon the GAAP consolidated statements of income. The non-GAAP numbers focus instead upon our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

About Mesa Laboratories, Inc.

We pursue a strategy of focusing primarily on quality control products, which are sold into niche markets that are driven by regulatory requirements. We prefer markets that have limited competition where we can establish a commanding presence and achieve high gross margins. We are organized into three divisions across six physical locations. Our Instruments Division designs, manufactures and markets quality control instruments and disposable products utilized in connection with the healthcare, pharmaceutical, food and beverage, medical device, industrial hygiene, environmental air sampling and semiconductor industries. Our Biological Indicators Division manufactures and markets biological indicators and distributes chemical indicators used to assess the effectiveness of sterilization processes, including steam, gas, hydrogen peroxide, ethylene oxide and radiation, in the hospital, dental, medical device and pharmaceutical industries. Our Continuous Monitoring Division designs, develops and markets systems which are used to monitor various environmental parameters such as temperature, humidity and differential pressure to ensure that critical storage and processing conditions are maintained in hospitals, pharmaceutical and medical device manufacturers, blood banks, pharmacies and a number of other laboratory and industrial environments.

Forward Looking Statements

This press release may contain information that constitutes "forward-looking statements." Generally, the words "believe," "expect," "intend," “anticipate,” "estimate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to revenue growth and statements expressing general views about future operating results — are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K for the year ended March 31, 2014, and those described from time to time in our subsequent reports filed with the Securities and Exchange Commission.

CONTACT: John J. Sullivan, Ph.D.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000

For more information about the Company, please visit its website at www.mesalabs.com.